Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stoneridge, Inc. 2018 Amended and Restated Directors’ Restricted Shares Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Stoneridge, Inc. and the effectiveness of internal control over financial reporting of Stoneridge, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

August 4, 2022